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                                LDI CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                 (Amounts in Thousands, Except Per Share Data)


                                                                  Three Months Ended               Year Ended
                                                                      January 31                 January 31
                                                                  1994        1993             1994        1993
                                                                 -------------------         ---------------------
         Average Shares Outstanding
         --------------------------

         1.  Average common shares outstanding                       6,727       6,727            6,727       6,727
         2.  Net additional shares outstanding assuming stock
             options exercised and proceeds used to purchase
             treasury stock                                             (A)         (A)              (A)         (A)
         3.  Dilutive shares contingently issuable upon
             conversion of debentures                                  656         656              656         656
         4.  Adjusted average common shares outstanding for
             fully diluted computation                               7,383       7,383            7,383       7,383

         Net Earnings
         ------------

         5.  Net earnings (loss) as reported in statements
             of consolidated earnings                             $(27,701)     $1,503         $(24,522)     $6,935
         6.  Decrease in interest expense and amortization of
             debt issuance costs relating to the convertible
             debentures, net of income tax benefit
                                                                       153         155              607         620
         7.  Adjusted net earnings                                $(27,548)     $1,658         $(23,915)     $7,555

         Earnings Per Share
         ------------------

         8.  Net earnings (loss) per average common share
             outstanding                                            $(4.12)      $ .22           $(3.65)      $1.03
         9.  Net earnings per common share on a fully diluted
             basis                                                      (A)      $ .22               (A)      $1.01



(A)    Antidilutive